Exhibit l.1

K&L Gates LLP

70 W. Madison St.

Suite 3100

Chicago, IL 60602

November 16, 2015

Nuveen High Income December 2018 Target Term Fund

333 West Wacker Drive

Chicago, Illinois 60606

Nuveen High Income December 2018 Target Term Fund

As counsel for Nuveen High Income December 2018 Target Term Fund (the “Registrant”), we consent to the incorporation by reference of our opinion, filed with Pre-effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (File Nos. 333-205695 and 811-23074) on October 26, 2015.

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ K&L Gates LLP
K&L Gates LLP